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                                                                    Exhibit 23.1




                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-25169, 33-41451, 33-49162, 333-25142 and 333-41583 on Form S-8 of Summit
Technology, Inc. and subsidiaries (the "Company") of our report dated January 31, 2000, except for the second paragraph of Note 1, as to which the date is February 23, 2000, (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle described in
Note 2 to the consolidated financial statements), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 1999.



/s/ Deloitte & Touche LLP


Boston, Massachusetts
March 30, 2000